Exhibit 10.32

AMENDMENT 7.5% PROMISSORY NOTE

DATED DECEMBER 1, 2020

WHEREAS, on December 1, 2020, Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Obligor”), issued a $138,448.20 unsecured promissory note (the “Note”), in favor of Anatoly Dritschilo (the “Payee”), bearing interest at the rate of 7.5% per annum; the Note was originally due December 31, 2021 (the “Maturity Date”); and

WHEREAS, the Obligor and the Payee wish to amend the terms of the Note to extend the Maturity Date by six months to June 30, 2022 (the “New Maturity Date”), to provide additional time for the Company to repay the Note and for the accrual of interest on the principal amount of the Note during such extension.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Obligor and the Payee hereby agree that the unpaid principal balance of the Note shall be due and payable on the New Maturity Date, along with any accrued interest through that date. All other terms and conditions of the Note shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Obligor and acknowledged by the Payee as of the 25th day of January 2022.

SHUTTLE PHARMACEUTICALS, INC.

By:	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ Anatoly Dritschilo
Anatoly Dritschilo